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                                   Exhibit 2

                                    CERTAIN CONFIDENTIAL INFORMATION IN THIS
                                    EXHIBIT DENOTED BY ASTERISKS HAS BEEN
                                    REDACTED PURSUANT TO 17 C.F.R. SECTIONS
                                    200.80(b)(4), 200.83 AND 204.24b-2.


                        DEVELOPMENT AND LICENSE AGREEMENT

        This Development & License Agreement (the "Agreement') is entered into and effective as of September 24,1996 (the "Effective Date") by and between Microsoft Corporation, a Washington corporation located at One Microsoft Way, Redmond, WA 98052 ("Microsoft") and Company, Rational Software Corporation, a Delaware corporation located at 2800 San Tomas Expressway, Santa Clara, CA 95051-0951 ("Company").

                                    RECITALS

        A. The Company has developed an object modeling technology for development of component-based application programs.

        B. Microsoft wishes to engage the Company to further development of such technology to develop a product and associated documentation for end users of its software tool products;

        C. The Company is willing to grant Microsoft the rights described herein, subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, the parties agree as follows:

                                    AGREEMENT

1.      DEFINITIONS

        1.1 "Confidential Information" shall mean: (i) any trade secrets relating to either party's product plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research development or know-how; and (ii) the terms, conditions and existence of this Agreement. "Confidential Information" shall not include information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (ii) is known and has been reduced to tangible form by the receiving party at the time of disclosure and is not subject to restriction; (iii) is independently developed or learned by the receiving party; (iv) is lawfully obtained from a third party that has the right to make such disclosure; or (v) is made generally available by the disclosing party without restriction on disclosure.

        1.2 "Derivative Technology" shall mean: (i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

        1.3 "Documentation" means the Company-authored end user documentation for the Product, which is described in the Specifications.

        1.4 "IDE" means the Microsoft Integrated Development Environment for certain of the MS Tool Products, which is further described on Exhibit B attached hereto.

        1.5 "MS Tool Products" shall mean Microsoft Visual Basic, Microsoft Visual C++, Microsoft Visual J++, Microsoft Visual FoxPro, and all other future Microsoft tool products, including all upgrades, versions and successors thereof.

        1.6 "Product" shall mean the computer software product that is described in the Specifications, including all bug fixes, maintenance releases, upgrades, versions, and successors thereof that the Company releases to Microsoft during the term of this Agreement.

        1.7 "Serious Error"' means a bug or programming error in the Product that prevents or seriously impairs the performance of one or more major functions.

        1.8 "Specifications" shall mean the specifications for the Product, which are attached to this Agreement as Exhibit A.

        1.9 "Schedule" shall mean the schedule(s) for implementing the features of the Product and Documentation described in the Specifications, which are set forth in Exhibit A attached hereto.

        1.10 "Win32 Platforms" means Microsoft Windows 95, Microsoft Windows NT, and all upgrades, versions and successors to such products.

2.      DEVELOPMENT OF PRODUCT AND DOCUMENTATION

        2.1 SPECIFICATIONS AND SCHEDULE. Company shall develop and deliver the Product and the Documentation to Microsoft in accordance with the Schedule and the Specifications. A failure to deliver the Product or the Documentation in accordance with the Schedule and/or the Specifications shall be deemed a material breach for purposes of Section 9.2 of this Agreement.

        2.2 DESIGN REVIEW & SPECIFICATIONS CHANGES. Company understands that there may be additions, deletions or other changes which may affect the Specifications at any time during the term of Agreement. Upon notice of any such changes by Microsoft, Company and Microsoft shall work together to make any necessary changes to the Specifications and Schedule.

        2.3 SOURCE CODE DROPS. The Company shall provide a complete and accurate copy of the Product, including all updates and new versions, in source code form on the dates that it is required to provide the same in object code form pursuant to the terms of the Schedule and/or Sections 5.1.1 and 5.1.2. The Company shall provide such source code copies of the Product on one or more computer diskettes placed in sealed envelopes. Microsoft agrees that it shall keep such envelopes in a secure facility and only break the seals to access the source code to the Product upon the occurrence of one of the events described in
Section 3.4(a) or 3.4(b) of this Agreement or upon exercise of the Option described in Section 5.2.

3.      LICENSE TO PRODUCT AND DOCUMENTATION

        3.1 OWNERSHIP. Except as expressly licensed to Microsoft in this Agreement, Company retains all right, title and interest in and to the Product, Documentation, and to any Derivative Technology of the Product created by or for Microsoft.

        3.2 OBJECT CODE LICENSE. Company hereby grants to Microsoft a perpetual, nonexclusive, worldwide, irrevocable, [*] license: (i) to make, use, and copy the Product in object code form only; (ii) to reproduce, license, sell, rent, lease or otherwise distribute, and have reproduced, licensed, sold, rented, leased or otherwise distributed, to and by third parties, copies of the Product in object code form as part of any MS Tool Product; and (iii) to sublicense the rights in the foregoing parts (i) and (ii) to third parties, including the right to grant further sublicenses to third parties. Microsoft shall not license or grant third parties the right to license the Product on a standalone basis.

        The foregoing license grants include a license under any current and future patents owned or licensable by Company to the extent necessary: (i) to exercise any license right granted herein; and (ii) to combine the Product with any hardware and software.

        3.3 LICENSE TO DOCUMENTATION. Company hereby grants to Microsoft a perpetual, nonexclusive, worldwide, irrevocable, [*] license: (i) to make, use, and copy the Documentation; (ii) to reproduce, license, sell, rent, lease or otherwise distribute, and have reproduced, licensed, sold, rented, leased or otherwise distributed, to and by third parties, copies of the Documentation; and (iii) to sublicense the rights in the foregoing parts (i) and
(ii) to third parties, including the right to grant further sublicenses to third parties.

        3.4 RESTRICTED SOURCE CODE LICENSE. Company hereby grants to Microsoft a nonexclusive, perpetual, irrevocable, [*], worldwide right and license to (i) make, use, copy, edit, format, modify, translate and create Derivative Technology of the source code version of the Product; (ii) license, rent, lease or otherwise distribute, and have reproduced, licensed, rented, leased or otherwise distributed to and by third parties, object code versions of the Product, and any Derivative Technology thereof, as part of an MS Tool; and (iii) grant the rights set forth in this Section 3.4 to third parties, including the right to license such rights to further third parties. The foregoing license grant is subject to the following restrictions:



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               (a) Microsoft may only obtain access to the source code version of the Product, as delivered by the Company pursuant to Section 2.3, upon the occurrence of one of the following events: (i) Company fails to correct a Serious Error within fifteen (15) days after receiving written notice thereof from Microsoft; or (ii) the Company fails to update the Product to incorporate changes in Win32 Platforms, as required by Section 5.1.3, within thirty (30) days after receiving written notice from Microsoft.

               (b) Upon obtaining access to the source code version of the Product for a reason described in sub-section (a) above, Microsoft shall only use and/or modify the source code of the Product to the extent necessary either to correct the Serious Error or update the Product for Win32 Platforms, as the case may be.

               (c) Microsoft shall not license the Product or any Derivative Technology thereof on a standalone basis.

        The foregoing license grants include a license under any current and future patents owned or licensable by Company to the extent necessary: (i) to exercise any license right granted herein; and (ii) to combine the Product or Derivative Technology thereof with any hardware and software.

4.       LICENSE TO [    *    ]

        The parties agree that within a reasonable period of time after the Effective Date not to exceed ninety (90) days, they shall commence good faith negotiations for Microsoft to grant the Company a non-exclusive, perpetual,
royalty free license to distribute copies of the Microsoft [     *      ]
which is described in Exhibit C attached hereto, to end users of the Company's development tool products.

5.      OTHER OBLIGATIONS OF THE PARTIES

        5.1    MAINTENANCE RELEASES AND UPDATES

               5.1.1 MAINTENANCE RELEASES. During the term of the Agreement, the Company shall provide Microsoft with all bug fixes and maintenance releases for the Product no later than the date it provides the same to any third party. In addition, the Company shall use reasonable efforts to promptly correct any programming errors in the Product identified by Microsoft and end users and to promptly provide Microsoft with such corrections.

               5.1.2 UPDATES. During the term of the Agreement, the Company shall provide Microsoft with all updates and new versions of the Product and the Documentation, including beta software releases, no later than the date that it provides such updates and new versions to any other third party.



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               5.1.3 PLATFORM FEATURES. The Company agrees that the Product shall execute exclusively on the Win32 Platforms and the Intel, MIPS, Alpha and Power PC microprocessor platforms. The Company shall use reasonable efforts to localize the Product and the Documentation for such languages as Microsoft may request from time to time during the term of this Agreement. The Company also shall use reasonable efforts to implement enhancements to the Product as requested by Microsoft, such enhancements to include, but not necessarily be limited to, changes resulting from enhancements to the Win32 Platforms, new diagramming features, usability improvements, code generation, repository integration, and development environment enhancements.

        5.2    OPTION TO OBTAIN FULL SOURCE CODE LICENSE.

               5.2.1 SCOPE. The Company hereby grants Microsoft an option (the "Option") to obtain a nonexclusive, perpetual, irrevocable, [*] worldwide right and license to (i) make, use, copy, edit, format, modify, translate and create Derivative Technology of the source code version of the Product; (ii) license, rent, lease or otherwise distribute, and have reproduced, licensed, rented, leased or otherwise distributed, to and by third parties, object code versions of the Product, and any Derivative Technology thereof, as part of an MS Tool Product; and (iii) grant the rights set forth in Section 3.4 to third parties, including the right to license such rights to other third parties. Microsoft agrees to include a reference to the Company in the "About Box" for the Product, as modified by Microsoft pursuant to this Section . Microsoft further agrees not to license the Product or any Derivative Technology thereof on a standalone basis.

               5.2.2 OPTION PERIOD AND PRICE. The Option shall be exercisable for a period of 180 days after the expiration or termination of this Agreement pursuant to Section 9. Within 45 days after the exercise, if ever, of the Option, Microsoft shall pay the Company a flat fee equal to [*].

               5.2.3 LICENSE BACK TO COMPANY. For a period of one (1) year after the date that Microsoft exercises the Option, it shall provide the Company with updates to all Microsoft- authored Derivative Technology of the Product (the "MS Derivatives") on a quarterly basis in source code form. The Company shall have a nonexclusive, perpetual, irrevocable, [*] worldwide right and license to (i) make, use, copy, edit, format, modify, translate and create Derivative Technology of the source code version of the MS Derivatives; (ii) license, rent, lease or otherwise distribute, and have reproduced, licensed, rented, leased or otherwise distributed, to and by third parties, object code versions of the MS Derivatives; and (iii) grant the rights set forth in Section 3.4 to third parties, including the right to license such rights to further third parties.

               5.2.4 LICENSE TO IDE. For a period of [*] after the date that Microsoft exercises the Option, the Company shall have the right to obtain a license to integrate the IDE into the Product upon the then standard terms and conditions and Microsoft shall



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        waive any license fees due for the initial [*] of such license agreement. The parties shall negotiate such an agreement in good faith.

        5.3 PRESS RELEASES; MARKETING. Microsoft shall include information about this Agreement (except financial terms and conditions), the Company and the Product in future press releases for any MS Tool Products that include the Product. Financial terms and conditions of this Agreement shall not be disclosed without the mutual written consent of both parties. The Company may issue its own press release announcing the basic terms of this Agreement at the same time that Microsoft issues its first press release concerning the Product. Microsoft and the Company shall consult with one another concerning the form and contents of any press release concerning the Product and the terms of this Agreement prior to the issuance of any such press release. The parties shall undertake reasonable efforts during the term of this Agreement to market and promote the Product and the MS Tool Products.

        5.4 TECHNICAL SUPPORT. The parties understand and agree that the Company shall have sole responsibility for developing the Product in accordance with the Specifications and the Schedule. Microsoft shall assist the Company in its efforts to integrate the Product with future upgrades and versions of MS Tool Products (if, and to the extent that such MS Tool Products include the Product) by providing the Company with early access to object and, if necessary, source code for such MS Tool Products if the parties determine that access to such code is reasonably necessary to provide for integration of the Product into such MS Tool Products. Prior to obtaining access to such software code, the Company shall execute an agreement (e.g., a beta test agreement) in standard form to be provided by Microsoft.

        5.5 END USER SUPPORT. At least thirty (30) days prior to the date that Microsoft makes the Product commercially available to the public as part of any MS Tool Product, the Company shall provide complete and accurate technical documentation and training to designated Microsoft product support engineers, at no cost to Microsoft, to enable such product support engineers to provide front-line support to end users about the features and functions of the Product. The Company also shall update such technical documentation and provide additional training, as reasonably necessary, at no cost to Microsoft.

        Subject to the Company's satisfaction of the foregoing obligations, Microsoft shall provide front-line support and shall accept and make reasonable efforts to answer all product support calls from end user customers who have licensed the Product as part of an MS Tool Product; provided, that Microsoft product support engineers shall direct to the Company all calls for which they have no answer or which have arisen from a programming error in the Product. The Company shall provide Microsoft with the name, telephone number, fax number and Internet e-mail address of a person at the Company who will accept all end user customer support calls.

        From time to time during the term of this Agreement, the Company shall provide technical articles concerning the Product at no cost for distribution by Microsoft through the Microsoft Developer Network, Microsoft Web Site, and other distribution channels and media selected by



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Microsoft in its reasonable discretion. The Company may include a link to its
Web Site in any such documentation.

        5.6 LIMITED EXCLUSIVITY. The Company agrees that to maintain the uniqueness of the Product included within the MS Tool Products, it shall not license the particular set of functions and features that are included in Product to any third party without the consent of Microsoft, for a period of [*] after the date the Company delivers Microsoft each new version of the Product and for [*] after the date that the Company delivers Microsoft each new upgrade to the Product.

        5.7 MUTUAL COOPERATION. The parties agree to work together in good faith on future marketing and distribution opportunities for the Product.

6.      CONFIDENTIALITY; INDEPENDENT DEVELOPMENT

        6.1 Each party shall protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that such party uses to protect its own like information. Neither party will use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Neither party will disclose to third parties the other's Confidential Information without the prior written consent of the other party. Except as expressly provided in this Agreement, no ownership or license rights is granted in any Confidential Information.

        6.2 The parties' obligations of confidentiality under this Agreement shall not be construed to limit Microsoft's ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute for Microsoft, similar technology performing the same or similar functions as the technology contemplated by this Agreement, or to market and distribute such similar technology in addition to, or in lieu of, the technology contemplated by this Agreement. Further, either party shall be free to use for any purpose the residuals resulting from access to or work with such Confidential Information, provided that such party shall maintain the confidentiality of the Confidential Information as provided herein. The term "residuals" means information in non-tangible form, which may be retained by persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein. Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. However, the foregoing shall not be deemed to grant to either party a license under the other party's copyrights or patents.

7.      WARRANTIES

        7.1    COMPANY.  Company warrants and represents that:



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               7.1.1 It has the full power to enter into this Agreement and to grant the license rights set forth herein;

               7.1.2 It has not previously and will not grant any rights to any third party that are inconsistent with the rights granted to Microsoft herein;

               7.1.3 The Product is original to Company and does not infringe any copyright, trade secret, or, to the knowledge of the Company, any patent rights held by any third party;

        7.2 Microsoft warrants and represents that it has taken the necessary steps to enter into this Agreement.

8.      INDEMNITY

        8.1    INDEMNITY.

               8.1.1 Company shall, at its expense and Microsoft's request, defend any claim or action brought against Microsoft, and Microsoft's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, which, if true, would constitute a breach of a warranty by Company in Section 7, and Company will indemnify and hold Microsoft harmless from and against any costs, damages and fees reasonably incurred by Microsoft, including but not limited to fees of attorneys and other professionals, that are attributable to such claim. Microsoft shall: (i) provide Company reasonably prompt notice in writing of any such claim or action and permit Company, through counsel mutually acceptable to Microsoft and Company, to answer and defend such claim or action; and (ii) provide Company information, assistance and authority, at Company's expense, to help Company to defend such claim or action. Company will not be responsible for any settlement made by Microsoft without Company's written permission, which permission will not be unreasonably withheld.

               8.1.2 Microsoft shall have the right to employ separate counsel, at its expense, and participate in the defense of any claim or action. Company shall reimburse Microsoft upon demand for any payments made or loss suffered by it at any time after the date hereof, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages related to any claim or action under this Section 8.

               8.1.3 Company may not settle any claim or action under this
        Section 8 on Microsoft's behalf without first obtaining Microsoft's written permission, which permission will not be unreasonably withheld. In the event Microsoft and Company agree to settle a claim or action, Company agrees not to publicize the settlement without first obtaining Microsoft's written permission, which permission will not be unreasonably withheld.



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        8.2 DUTY TO CORRECT. Notwithstanding Section 8.1, should the Product or portion thereof be held to constitute an infringement and use as contemplated by this Agreement be enjoined or be threatened to be enjoined, Company shall notify Microsoft and immediately, at Company's expense: (i) procure for Microsoft the right to continue use the Product or portion thereof, as applicable, as licensed in this Agreement; or (ii) replace or modify the Product or portion thereof with a version that is non-infringing, provided that the replacement or modified version meets the Specifications to Microsoft's satisfaction. If (i) or (ii) are not available to Company, in addition to any damages or expenses reimbursed under Section 8.1, Company shall refund to Microsoft all amounts paid to Company by Microsoft under this Agreement.

9.      TERMINATION

        9.1 TERM. The term of this Agreement shall commence as of the Effective Date and shall continue until two (2) years thereafter unless terminated earlier as provided in this Section 9.


        9.2 TERMINATION. Either party may suspend performance and/or terminate this Agreement immediately upon written notice at any time if the other party is in material breach of any material warranty, term, condition or covenant of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof

        9.3 EFFECT OF TERMINATION. Sections 3.2, 3.3, 3.4, 5.2, 5.5, 6, 7, 8, 10
and 11 shall survive any termination or expiration of this Agreement. Neither party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms. Any licenses or sublicenses already granted by Microsoft under this Agreement shall not be affected by any termination of this Agreement and shall remain in full force and effect.

10.     LIMITATION OF LIABILITIES

        10.1 NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS
BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        10.2   THIS PROVISION HAS NO APPLICATION TO SECTIONS 6 AND 8.

11.     GENERAL

        11.1 NOTICES. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

To Company:                                  To Microsoft:

Rational Software Corporation                Microsoft Corporation
2800 San Tomas Expressway                    One Microsoft Way
Santa Clara, CA 95051-0951                   Redmond, WA 98052-6399
Attention:___________________                Attention: V.P., Developer Tools
Phone:_______________________                Phone: (206) 882-8080
Fax:_________________________                Fax: (206) 936-7329

                                             Copy to: Law & Corporate Affairs
                                             Fax:     (206) 936-7409


or to such other address as a party may designate pursuant to this notice provision.

        11.2 NO JOINT VENTURE. Nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the parties.

        11.3 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Washington as though entered into between Washington residents and to be performed entirely within the State of Washington, and Company consents to jurisdiction and venue in the state and federal courts sitting in the State of Washington. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

        11.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of each party's respective successors and lawful assigns; provided, however, that Company may not assign this Agreement, in whole or in part, without the prior written approval of Microsoft.

        11.5 CONSTRUCTION. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

        11.6 ENTIRE AGREEMENT. This Agreement does not constitute an offer by Microsoft and it shall not be effective until signed by both parties. This Agreement constitutes the entire agreement between the parties with respect to the Services and all other subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Company and Microsoft by their respective duly authorized representatives.

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.

MICROSOFT CORPORATION                              RATIONAL SOFTWARE
                                                   CORPORATION

________________________________                   _____________________________
By (Sign)                                          By (Sign)

________________________________                   _____________________________
Name (Print)                                       Name (Print)

________________________________                   _____________________________
Title                                              Title


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                                   EXHIBIT A
                 SPECIFICATIONS FOR PRODUCT  AND DOCUMENTATION
                           AND SCHEDULE FOR DELIVERY



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                                      [*]



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                                    EXHIBIT B



                                      [*]






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                                   EXHIBIT C



                                      [*]





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